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                                                                  EXHIBIT 5.1

Dr. Babette Sievers, LL.M.
Attorney at Law
C/o CEYONIQ Aktiengesellschaft
Winterstrasse 49
33649 Bielefeld
Germany



CEYONIQ Aktiengesellschaft
Winterstrasse 49
33649 Bielefeld
Germany
(the "COMPANY")


                                                             August 22, 2001


Ladies and Gentlemen:

     RE: FORM S-8 REGISTRATION STATEMENT

     As Vice President M&A/Legal I have acted as German counsel to the Company, a corporation organized under the laws of Germany. The Company has requested my opinion in connection with a Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") which (i) is to be filed by it with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the "ACT") and (ii) relates to an aggregate of 450,000 shares (the "SHARES") of its common stock issuable upon exercise of 450,000 conversion rights in the form of 450,000 Euro 0.10 face value convertible debentures (the "CONVERTIBLE DEBENTURES") due in 2006 in the aggregate principal amount of Euro 45,000.

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     In arriving at the opinion below, I have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)   the Registration Statement;

(ii) the notarial deed dated June 6, 2001 certifying, inter alia, the adoption of resolutions of the Company's shareholders with respect to

     o the authorization (the "AUTHORIZATION") of the management board (Vorstand) of the Company to issue up to 3,928,572 0,10 Euro face value convertible debentures which have, among other rights, the right to convert a convertible debenture into one share of the Company's no par value ordinary stock (the "ORDINARY STOCK"); and

     o the contingent increase of the Company's share capital by up to Euro 3,928,572 through the issuance of up to 3,928,572 shares of Ordinary Stock, securing the conversion rights of up to 3,928,572 convertible debentures;

(iii) an excerpt of the Company's commercial register dated July 17, 2001;

(iv)  the Articles of Association (Satzung) of the Company dated June 29,
      2001;

(v) the resolution adopted by the management board (Vorstand) of the Company dated August 21, 2001 with regard to the issuance of the Convertible Debentures (the "RESOLUTION OF THE MANAGEMENT BOARD");

(vi)  the terms of the Convertible Debentures;

(vii) the form of the grant letter of the Convertible Debentures;

(viii)such other documents, certificates, instruments and documents as I have deemed necessary or appropriate to render the opinions expressed in this letter.

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     In giving this opinion I have assumed that (a) all such documents are within the capacity and power of and have been validly authorised, executed and delivered by and are binding on the parties thereto; (b) all such documents submitted to me as originals are authentic; (c) all such documents submitted to me as copy or specimen documents conform to the authentic originals; (d) all such documents submitted to me in purported final draft form will have been, or will be, executed and delivered in the form submitted to us; (e) all such documents submitted to me and made as of the specific date have not been altered since such date until the date hereof; and (f) the signatures on all documents submitted to me are genuine.

     I express no opinion as to any laws other than the laws of Germany as they exist as of the date hereof. In particular, I have made no investigation in the laws applicable in the United States of America or any jurisdiction thereof or therein as a basis for this opinion and do not express or imply any opinion thereon.

     Based on the foregoing, subject to the qualifications set out herein and having regard for such legal considerations as I deem relevant, I am of the opinion that:

(1) the Convertible Debentures will be, when paid for in accordance with the terms of the Convertible Debentures, valid and binding obligations of the Company and enforceable against the Company in accordance with their terms; and

(2) the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Convertible Debentures, will be validly issued, fully paid and non-assessable.

     The foregoing opinions are subject to the following assumptions, qualifications and limitations:

o    I assume that, prior to the issuance of the Convertible Debentures,

     (i) the Authorization has not been and will not be withdrawn or qualified by the shareholders' of the Company and

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      (ii) the management board (Vorstand) of the Company has made use of the
           Authorization only through the issuance of up to 3,928,572 minus 450,000 convertible debentures in this exercise period and 1,128,388 debentures are outstanding from earlier issuances;

o The opinion expressed herein is subject to the limitations arising from the laws relating to the bankruptcy, insolvency, reorganization moratorium and similar laws in Germany generally effecting creditors' rights.

     The opinion expressed above is expressed as to the date hereof only, and I assume no obligation to update or supplement our opinion to reflect any fact or circumstance that may hereinafter come to our attention where any changes in law that may occur or become effective after the date of this opinion.

     I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm therein. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.



                                                  /s/ BABETTE SIEVERS